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					#2671

					CORPORATE COMMUNICATIONS DIVISION
[GRACE NEWS LOGO]
					W. R. Grace & Co.
                                        One Town Center Road
                                        Boca Raton, FL 33486-1010

     CONTACT: Chuck Suits or Mary Lou Kromer 561/362-2600 or
                                             800/GRACE99

          GRACE AGREES TO ACQUIRE SCHURPACK PACKAGING

     BOCA RATON, Fla., February 24, 1997--W. R. Grace & Co. (NYSE: GRA) today announced that it has agreed in principle to acquire Schurpack, Inc., a manufacturer of flexible food packaging located in St. Joseph, Mo. Terms were not disclosed. The transaction is subject to various conditions, including Grace board approval, and is expected to close in the second quarter.

     Schurpack, a unit of the Schur group, had 1996 sales of approximately $20 million. It is a leading supplier of plastic laminate packaging materials for the institutional and retail cook-in market segment. Cook-in foods are specially packaged meats and entrees that minimize preparation time for food service operations and supermarkets while increasing shelf life and delivering the highest product yield during the cooking process. Schurpack also co-extrudes and converts film for the meat and cheese and hygienic industries.

     J. Gary Kaenzig, a senior vice president of Grace and president of Grace Packaging, said, "This transaction will merge the strong profitable position that Schurpack holds in this growing market segment throughout the Americas with the advanced technology and global leadership of our Cryovac(Registration Trademark) packing business."

     Kaenzig said he expects demand for cook-in packaging to increase significantly over the next several years. "The acquisition of Schurpack will serve to broaden our presence in this new growth packaging market segment," he said.

     Grace manufactures packaging materials under the registered trade names of Cryovac, Formpac and Omicron. Grace Packaging, with annual sales exceeding $2 billion, has approximately 11,000 employees in more than 100 countries.

     Grace Packaging's Cryovac products are high-quality, multi-layer laminates and shrinkable films and bags used to package a variety of food and non-food consumer products to protect against damage, to preserve freshness and to enhance marketability. Food products typically packaged in Cryovac films and bags include beef, pork, poultry, cheese, produce and prepared foods. Non-food applications include housewares, hardware, toys, games, tapes, compact discs, paper products and medical devices.

     Grace is a leading global supplier of flexible packaging and specialty chemicals with annual sales of approximately $3.5 billion. The company operates in more than 100 countries.